CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Performance Leveraged Upside Securities due 2026	$250,000	$27.28

June 2021

Pricing Supplement No. 1,704

Registration Statement Nos. 333-250103; 333-250103-01

Dated June 4, 2021

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities and U.S. Equities

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. If the basket has remained unchanged or depreciated in value but the final basket value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the basket has depreciated in value so that the final basket value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the basket value over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 60% of the principal amount and could be zero. Accordingly, you may lose your entire investment. These long-dated Trigger PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the final basket value is greater than or equal to the trigger level. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 9, 2026
Original issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	June 4, 2021
Original issue date:	June 9, 2021 (3 business days after the pricing date)
Aggregate principal amount:	$250,000
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)		CL1	60%	$69.62	0.861821316
S&P 500® Index (the “SPX Index”)		SPX	40%	4,229.89	0.009456511
We refer to the SPX Index as the underlying index and to WTI crude oil as the underlying commodity.
Payment at maturity (per Trigger PLUS):	●If the final basket value is greater than the initial basket value: $1,000 + the leveraged upside payment
●If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level: $1,000

●If the final basket value is less than the trigger level: $1,000 × the basket performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 40%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Leverage factor:	120%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Trigger level:	60, which is 60% of the initial basket value
Initial basket value:

100, which is equal to the sum of the products of the initial basket component value of each basket component, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for such basket component, each of which was determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Valuation date:	June 4, 2026, subject to postponement for non-trading days or non-index business days, as applicable, and certain market disruption events.
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each basket component and the applicable multiplier for such basket component on such date.
Basket component closing value:	With respect to WTI crude oil, the commodity price. With respect to the SPX Index, the index closing value as published by the index publisher.
Commodity price:

With respect to WTI crude oil, for any trading day, the official settlement price per barrel of WTI crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Multiplier:

The multiplier was set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger PLUS. See “Basket—Multiplier” above.

Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61771V2S8 / US61771V2S88
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$913.00 per Trigger PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)		Proceeds to us(2)
Per Trigger PLUS	$1,000	$20		$980
Total	$250,000	$5,000		$245,000

(1) Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2) See “Use of proceeds and hedging” on page 24.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Trigger PLUS” and “Additional Information about the Trigger PLUS” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020 Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026 (the “Trigger PLUS”) can be used:

￭As an alternative to direct exposure to the basket that enhances returns for any positive performance of the basket

￭To enhance returns and potentially outperform the basket in a bullish scenario

￭To provide limited protection against a loss of principal in the event of a decline in the value of the basket as of the valuation date, but only if the final basket value is greater than or equal to the trigger level

Maturity:	5 years
Leverage factor:	120%
Trigger level:	60% of the initial basket value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Basket component weightings:	60% for WTI crude oil and 40% for the SPX Index
Interest:	None

The original issue price of each Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000. We estimate that the value of each Trigger PLUS on the pricing date is $913.00.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

June 2021 Page 2

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the basket. In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the value of the basket on the valuation date. The Trigger PLUS are unsecured obligations of ours, and all payments on the Trigger PLUS are subject to our credit risk. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the basket.
Trigger Feature

At maturity, even if the basket has declined in value over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final basket value is greater than or equal to the trigger level.

Upside Scenario

The basket increases in value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus at least 120% of the basket percent increase.

For example, if the final basket value is 10% greater than the initial basket value, the Trigger PLUS will provide a total return of 12% at maturity.

Par Scenario

The final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the basket has declined in value.

Downside Scenario

The final basket value is less than the trigger level. In this case, the Trigger PLUS redeem for at least 40% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the basket over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount and could be zero. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

June 2021 Page 3

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	120%
Trigger level:	60% of the initial basket value

Trigger PLUS Payoff Diagram

The Trigger PLUS
The Basket
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0.00
Payment at Maturity on the Trigger PLUS
$1,000 Stated Principal Amount
PLUS Zone
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Basket Percentage Increase

How it works

￭Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 120% of the appreciation of the basket over the term of the Trigger PLUS.

￭If the basket appreciates 10%, investors would receive a 12% return, or $1,120 per Trigger PLUS.

￭Par Scenario. If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, investors will receive the $1,000 stated principal amount.

￭If the basket depreciates 5%, investors will receive the $1,000 stated principal amount.

￭Downside Scenario. If the final basket value is less than the trigger level, investors will receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket value.

￭If the basket depreciates 60%, investors will lose 60% of their principal and receive only $400 per Trigger PLUS at maturity, or 40% of the stated principal amount.

June 2021 Page 4

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to an Investment in the Trigger PLUS

￭The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any of the principal amount at maturity. If the final basket value is less than the trigger level (which is 60% of the initial basket value), the payment at maturity will be an amount in cash that is at least 40% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the value of the basket over the term of the Trigger PLUS, without any buffer. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value and volatility (frequency and magnitude of changes in value) of the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket components or commodities or equities markets generally and which may affect the final basket value, and any actual or anticipated changes to our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

￭The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. The Trigger PLUS are not guaranteed by any other entity. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the basket closing value on the valuation date, subject to postponement for non-trading days or non-index business days, as applicable, and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the basket closing value on the valuation date, the payment at maturity will be based solely on the basket closing value on the valuation date.

￭Investing in the Trigger PLUS is not equivalent to investing in the basket components. Investing in the Trigger PLUS is not equivalent to investing directly in the basket components or any of the components of the basket components. As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components or any of the components of the basket components.

June 2021 Page 5

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, including whether the basket has decreased in value to below the trigger level, and will calculate the basket percent increase or the basket performance factor, as applicable, and the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, calculation of the price of the underlying commodity in the event of a market disruption event and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of the relevant basket component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Trigger PLUS—Additional Terms—Calculation agent,” “—Market disruption event,” “—Postponement of valuation date,” “—Postponement of maturity date,” “—Discontinuance of the underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default,” and “—Calculation agent” below. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

June 2021 Page 6

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying commodity, underlying index or component stocks of the underlying index), including trading in the underlying commodity, forward contracts or futures contracts on the underlying commodity or the stocks that constitute the underlying index, as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade in financial instruments related to the underlying commodity, the contracts that underlie the underlying commodity, the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general commodity-trading, general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the basket closing value on the valuation date is below the trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the Trigger PLUS at maturity.

￭The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2021 Page 7

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risks Relating to the Basket Components

￭Changes in the values of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when one basket component increases in value, the value of the other basket component may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by a lesser increase or a decline in the value of the other basket component.

￭The basket components are not equally weighted. The Trigger PLUS are linked to a basket of two basket components, and the basket components have significantly different weights in determining the value of the basket. The same percentage change in the two basket components would therefore have different effects on the basket closing value because of the unequal weighting. For example, a 5% decrease in the value of the basket component with the greater weighting will have a greater impact on the basket closing value than a 5% increase in the value of the basket component with the lesser weighting.

￭Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked to the price of WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of WTI crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Trigger PLUS are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of WTI crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview” on page 11.

￭Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways. Investments, such as the Trigger PLUS, linked to the price of this single commodity such as WTI crude oil, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the Trigger PLUS will be adversely affected and you may lose a significant portion or all of your initial investment in the Trigger PLUS. See “Basket Overview” on page 11.

￭An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The Trigger PLUS have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas

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Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

￭Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity. The commodity price is determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the relevant date, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in contango on the pricing date or in backwardation on the valuation date, the payment at maturity will be adversely affected.

￭Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the Trigger PLUS. The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI crude oil is $6 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $6 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $6 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of WTI crude oil futures contracts, and, therefore, the value of the Trigger PLUS.

￭Legal and regulatory changes could adversely affect the return on and value of the Trigger PLUS. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Trigger PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Trigger PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Trigger PLUS.

￭Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The publisher of the SPX Index can add, delete or substitute the components underlying the index, and can make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the Trigger PLUS. In addition, an index publisher may discontinue or suspend calculation or publication of the underlying

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Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

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index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Trigger PLUS will be an amount based on the closing prices on the valuation date of the components constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket consists of West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”) and the S&P 500® Index (the “SPX Index”).

West Texas Intermediate light sweet crude oil futures contracts

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the Trigger PLUS is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways.”

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

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Information as of market close on June 4, 2021:

Basket Component Information as of June 4, 2021
Basket Component	Bloomberg Ticker Symbol*	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
WTI crude oil (in U.S. dollars)	CL1	$69.62	$37.41	(on 6/4/2021): $69.62	(on 10/30/2020): $35.79
SPX Index	SPX	4,229.89	3,112.35	(on 5/7/2021): 4,232.60	(on 6/11/2020): 3,002.10

* The Bloomberg ticker symbol for WTI crude oil is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described under “Commodity price” on page 1.

The following graph is calculated as if the basket had an initial value of 100 on January 1, 2016 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the leverage factor or the trigger level, nor does it attempt to show your expected return on an investment in the Trigger PLUS. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2016 to June 4, 2021

The following graphs set forth the daily closing values of each of the basket components for the period from January 1, 2016 through June 4, 2021. The related tables set forth the published high and low closing values as well as end-of-quarter closing values for each of the basket components for each quarter in the same period. The closing values for each of the basket components on June 4, 2021 were: (i) in the case of WTI crude oil, $69.62, and (ii) in the case of the SPX Index, 4,229.89. We obtained the information in the graphs and tables below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

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Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

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WTI Crude Oil Prices Daily Closing Prices of the First Nearby Month Futures Contract January 1, 2016 to June 4, 2021

WTI Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2016
First Quarter	41.45	26.21	38.34
Second Quarter	51.23	35.70	48.33
Third Quarter	48.99	39.51	48.24
Fourth Quarter	54.06	43.32	53.72
2017
First Quarter	54.45	47.34	50.60
Second Quarter	53.40	42.53	46.04
Third Quarter	52.22	44.23	51.67
Fourth Quarter	60.42	49.29	60.42
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.15	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	45.41	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter (through June 4, 2021)	69.62	58.65	69.62

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S&P 500® Index January 1, 2016 to June 4, 2021

S&P 500® Index	High	Low	Period End
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter (through June 4, 2021)	4,232.60	4,019.87	4,229.89

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Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

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Additional Terms of the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
Underlying commodity (with respect to WTI crude oil):	West Texas Intermediate light sweet crude oil futures contracts
Underlying index publisher (with respect to the SPX Index):	S&P Dow Jones Indices LLC, or any successor thereof
Interest:	None
Bull market or bear market Trigger PLUS:	Bull Market Trigger PLUS
Postponement of valuation date:

With respect to WTI crude oil, if the scheduled valuation date is not a trading day or if a market disruption event occurs on such date, the basket component closing value for WTI crude oil will be determined on the immediately succeeding trading day on which no market disruption event occurs. If a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the valuation date, the calculation agent will determine the commodity price for such valuation date on such fifth succeeding trading day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the calculation agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the commodity price for such valuation date will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the commodity price for such valuation date will be determined by the calculation agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant.

With respect to the SPX Index, if the scheduled valuation date is not an index business day or if a market disruption event occurs on such date, the index closing value with respect to the SPX Index will be determined on the immediately succeeding index business day on which no market disruption event occurs with respect to the SPX Index. The index closing value for the SPX Index will not be determined on a date later than the fifth scheduled index business day or trading day after the scheduled valuation date, and if such date is not an index business day or if there is a market disruption event on such date, the index closing value will be determined by the calculation agent in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the underlying index.

Postponement of maturity date:

If the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:

The calculation agent for the Trigger PLUS will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the payment at maturity will be made by the calculation agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Trigger PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the Trigger PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the Trigger PLUS, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive at maturity or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of the underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in

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Trigger PLUS Based on the Value of a Weighted Basket Composed of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and the S&P 500® Index due June 9, 2026

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good faith and using its reasonable judgment.
Business day:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York, New York.

Trading day:

With respect to WTI crude oil, a day, as determined by the calculation agent, on which the relevant exchange for the underlying commodity is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

Index business day:

With respect to the SPX Index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index closing value:

With respect to the SPX Index, index closing value means, on any index business day, the closing value of the underlying index or any successor index (as defined under “—Discontinuance of the underlying index; alteration of method of calculation” below) published at the regular weekday close of trading on that index business day by the underlying index publisher. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described under “—Discontinuance of the underlying index; alteration of method of calculation.”

Market disruption event:

(A)   With respect to WTI crude oil, market disruption event means:

(i) any of a price source disruption, a disappearance of commodity reference price, or

(ii) a trading disruption or a tax disruption,

in each case, as determined by the calculation agent in its sole discretion.

(B)   With respect to the SPX Index, market disruption event means:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to the underlying index, if trading in a security included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index will be based on a comparison of (x) the portion of the value of the underlying index attributable to that security relative to (y) the overall value of the underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to the underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price source disruption:	Price source disruption means, with respect to WTI crude oil, the temporary or permanent failure of

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any relevant exchange to announce or publish the relevant price specified in the applicable pricing supplement for WTI crude oil.
Disappearance of commodity reference price:

Disappearance of commodity reference price means, with respect to WTI crude oil, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in WTI crude oil or futures contracts related to WTI crude oil on the relevant exchange or (ii) the disappearance of, or of trading in, WTI crude oil.

Trading disruption:

Trading disruption means, with respect to WTI crude oil, the material suspension of, or the material limitation imposed on, trading in WTI crude oil or futures contracts related to WTI crude oil on the relevant exchange for WTI crude oil.

Tax disruption:

Tax disruption means, with respect to WTI crude oil, the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, WTI crude oil (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the pricing date, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the valuation date from what it would have been without that imposition, change or removal.

Relevant exchange:

With respect to WTI crude oil, the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”).

With respect to the SPX Index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to the index or to any security then included in the index.

Discontinuance of the underlying index; alteration of method of calculation:

With respect to the SPX Index, if the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for the underlying index is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the discontinued underlying index at the time of such substitution, proportionate adjustments will be made by the calculation agent to the initial index value.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of such Trigger PLUS, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the relevant Trigger PLUS, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index or a successor index prior to, and such discontinuance is continuing on, the valuation date and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value of the affected index for such date. The index closing value of the affected index will be computed by the calculation agent in accordance with the formula for and method of calculating such affected index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such valuation date of each security most recently constituting the affected index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the value of the Trigger PLUS.

If at any time the method of calculating the underlying index or any successor index, or the value thereof, is changed in a material respect, or if the underlying index or any successor index is in any other way modified so that such index does not, in the opinion of MS & Co., as the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for the underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the underlying index or basket index or successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the underlying index or such successor index, as adjusted. Accordingly, if the method of calculating the underlying index or any successor index is modified so that the value of such underlying index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation	If an event of default with respect to the Trigger PLUS shall have occurred and be continuing, the

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in case of an event of default:

amount declared due and payable upon any acceleration of the Trigger PLUS (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Trigger PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Trigger PLUS. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Trigger PLUS in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Trigger PLUS, which we describe below, the holders of the Trigger PLUS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Trigger PLUS is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Trigger PLUS as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the Acceleration Amount will equal the principal amount of the Trigger PLUS.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

● P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Trigger PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Trigger PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the

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notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Trigger PLUS to the trustee for delivery to the depositary, as holder of the Trigger PLUS, on the maturity date.

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Additional Information About the Trigger PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Book entry security or certificated security:

Book entry. The Trigger PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the Trigger PLUS. Your beneficial interest in the Trigger PLUS will be evidenced solely by entries on the books of the Trigger PLUS intermediary acting on your behalf as a direct or indirect participant in the depositary. In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities” in the accompanying prospectus.

Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Trigger PLUS. This discussion applies only to investors in the Trigger PLUS who:

●purchase the Trigger PLUS in the original offering; and

●hold the Trigger PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●certain financial institutions;

●insurance companies;

●certain dealers and traders in securities or commodities;

●investors holding the Trigger PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●regulated investment companies;

●real estate investment trusts; or

●tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Trigger PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Trigger PLUS or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Trigger PLUS to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Trigger PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Trigger PLUS. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Trigger PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final,

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temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Trigger PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Trigger PLUS or instruments that are similar to the Trigger PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments of the Trigger PLUS). Unless otherwise stated, the following discussion is based on the treatment of the Trigger PLUS as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Trigger PLUS

Assuming the treatment of the Trigger PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Trigger PLUS should equal the amount paid by the U.S. Holder to acquire the Trigger PLUS.

Sale, Exchange or Settlement of the Trigger PLUS. Upon a sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Trigger PLUS sold, exchanged or settled. Subject to the discussion above regarding the possible application of Section 1297 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Trigger PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Trigger PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Trigger PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Trigger PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Trigger PLUS. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Trigger PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside

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protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Trigger PLUS are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Trigger PLUS. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Trigger PLUS at maturity and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Trigger PLUS and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●certain former citizens or residents of the United States; or

●a holder for whom income or gain in respect of the Trigger PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS

In general. Assuming the treatment of the Trigger PLUS as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Trigger PLUS generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Trigger PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Trigger PLUS would not be subject to U.S. federal withholding tax, provided that:

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●the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

●the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

●the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

●the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Trigger PLUS (or a financial institution holding a Trigger PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Trigger PLUS should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Trigger PLUS, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Trigger PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions regarding Sections 871(m) and 897 of the Code and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Trigger PLUS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Trigger PLUS may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Trigger PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Trigger PLUS at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification

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procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Trigger PLUS were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Trigger PLUS. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Trigger PLUS, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Trigger PLUS.

The discussion in the preceding paragraphs insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Trigger PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the underlying commodity, futures contracts or forward contracts on the underlying commodity, the underlying index, futures or options contracts on the underlying index, component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS, including on the valuation date, by purchasing and selling the underlying commodity or futures contracts, forward contracts on the underlying commodity, stocks constituting the underlying index, futures or options contracts on the underlying index or component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the basket component and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $20 for each Trigger PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the Trigger PLUS:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Prospectus Supplement dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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